U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*


 Biderman                            Abraham
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                         c/o MPhase Technologies, Inc.
                             587 Connecticut Avenue
--------------------------------------------------------------------------------
                                    (Street)

   Norwalk                             CT                   06854
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                        mPhase Technologies, Inc. (XDSL)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                  August 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                    3.           (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            Transaction  -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Code                       (A)               Fiscal Year    Indirect  Beneficial
Title of Security                     Date          (Instr. 8)     Amount      or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    Code    V                  (D)                and 4)        (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     5,233         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        9.        10.
                                                                                                        Number    Owner-
                                                                                                        of        ship
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security          Secur-   Day/    (Instr.8) ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code  V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Director Stock     $.49    10/18/01  A    V   30,000       10/18/01  10/18/06  Common   30,000   $.49              D
Option (right to                                                               Stock
buy)
------------------------------------------------------------------------------------------------------------------------------------
Director Stock     $.31    12/26/01  A    V   30,000       12/26/01  12/26/06  Common   30,000   $.31              D
Option (right to                                                               Stock
buy)
------------------------------------------------------------------------------------------------------------------------------------
Director Stock     $.30     3/12/02  A    V   30,000        3/12/02   3/12/07  Common   30,000   $.30              D
Option (right to                                                               Stock
buy)
------------------------------------------------------------------------------------------------------------------------------------
Director Stock    $.45      5/14/02  A    V   25,000        5/14/02   5/14/07  Common   25,000   $.45              D
Option (right to                                                               Stock
buy)
------------------------------------------------------------------------------------------------------------------------------------
Director Stock    $.30      6/28/02  A    V   22,500        6/28/02   6/28/07  Common   22,500   $.30    272,500   D
Option (right to                                                               Stock
buy)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:




          /s/ Abraham Biderman                                  8/14/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2